Exhibit 99.1

SemGroup Energy Partners, L.P. Increases Quarterly Distribution;

Sets First Quarter 2008 Earnings Conference Call

Tulsa, Okla. – April 24, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today announced that the board of directors of its general partner has declared a quarterly cash distribution of $0.40 per unit for the first quarter of 2008, or $1.60 per unit on an annualized basis. This distribution represents an increase of 19 percent over the fourth- quarter 2008 distribution of $0.3375 per unit, or $1.35 per unit on an annualized basis, and an increase of 28 percent over the minimum quarterly distribution of $0.3125 per unit, or $1.25 per unit on an annualized basis. The distribution is payable on May 15, 2008, on all outstanding common and subordinated units to unitholders of record as of the close of business on May 5, 2008.

SemGroup Energy Partners will release its first-quarter 2008 earnings after the market closes on Wednesday, May 7, 2008. A conference call will be held the following day, Thursday, May 8, 2007, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the earnings. SemGroup Energy Partners’ senior management team will participate in the call. The conference call can be accessed by:

•	Logging on to www.sglp.com and going to the Investors page,
•	Calling 800-374-0113 from locations inside the United States, or
•	Calling 706-758-9607 from locations outside the United States.

Participants should dial in five to 10 minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 14 days. To hear the replay, call 800-642-1687 in the U.S. or call 706-645-9291 from international locations. The pass code for both is 37751875.

About SemGroup Energy Partners, L.P.

SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SemGroup Energy Partners is based in Tulsa, Oklahoma. As a publicly traded master limited partnership, SemGroup Energy Partners’ common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SemGroup Energy Partners is a subsidiary of SemGroup, L.P. For more information, visit SemGroup Energy Partners’ web site www.SGLP.com.

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Forward-Looking Statements

This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as SemGroup Energy Partners’ expectations regarding future results or increases in distributable cash. These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in SemGroup Energy Partners’ filings with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. SemGroup Energy Partners disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

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SGLP Investor Relations Contact:	SemGroup Media Contact:
Brian Cropper	Susan Dornblaser
Toll Free Phone: 866.490.SGLP (7457)	Phone: 918.524.8365
Phone: 918.524.SGLP (7457)	Email: sdornblaser@semgrouplp.com
Email: investor@semgroupenergypartners.com